EXHIBIT 99.1



News Release



                                            FOR ADDITIONAL INFORMATION:
FOR ADDITIONAL INFORMATION:
                                            Jim Vitak, Ashland Inc.
                                            (614) 790-3715
                                            jevitak@ashland.com


                                            FOR IMMEDIATE RELEASE:
                                            December 29, 2004


ASHLAND COMPLETES PURCHASE OF DERAKANE
EPOXY VINYL ESTER RESIN BUSINESS FROM DOW

DUBLIN, Ohio (USA) - Ashland Composite Polymers, a business group of Ashland Specialty Chemical, a division of Ashland Inc. (NYSE: ASH), has completed its purchase of the DERAKANE(R) epoxy vinyl ester resin business (which includes the DERAKANE MOMENTUM* product line) from The Dow Chemical Company (NYSE: DOW). The purchase includes all technology and intellectual property assets associated with the DERAKANE resin business. No physical assets will transfer to Ashland.
     The cash transaction is valued at approximately $90 million (USD). Annual sales of DERAKANE resins are approximately $70 million (USD).
     "This important addition to our thermoset resins portfolio expands Ashland's leadership in providing integrated systems and technology solutions with superior value to our customers," said Theodore "Ted" L. Harris, vice president, Ashland Specialty Chemical, and general manager, Composite Polymers. "We are committed to working with DERAKANE customers to ensure a smooth transition."
     DERAKANE and DERAKANE MOMENTUM resin products and technologies offer proven performance for use in fiber-reinforced plastics (FRP) applications requiring outstanding corrosion resistance and structural strength. They add increased breadth to Ashland's already broad product line of gel coats, low profile additives and polyester and vinyl ester resins. For more information, visit www.derakane.com.

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ASHLAND COMPLETES PURCHASE OF DERAKANE EPOXY VINYL ESTER RESIN BUSINESS  -2
About Ashland
     Ashland Composite Polymers, a business group of Ashland Specialty Chemical, is a leader in supplying products, processes and technologies to the global marketplace in composites and gel coats.
     Ashland Specialty Chemical, a division of Ashland Inc., is a leading, worldwide supplier of specialty chemicals serving industries including adhesives, automotive, composites, metal casting, merchant marine, paint, paper, plastics, watercraft and water treatment. Visit www.ashspec.com to learn more about these operations.
     Ashland Inc. (NYSE: ASH) is a Fortune 500 transportation construction, chemicals and petroleum company providing products, services and customer solutions throughout the world. Find us at www.ashland.com.

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(R) Registered trademark, Ashland Inc.
* Trademark, Ashland Inc.